EXHIBIT D-4

                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION

INTERSTATE POWER AND LIGHT COMPANY                     :
                                                       :
APPLICATION PURSUANT TO SECTION 6-102(D) OF THE        :
PUBLIC UTILITIES ACT FOR AN AUTHORITY TO ISSUE         :
LONG-TERM DEBT SECURITIES IN AN AGGREGATE NOT TO       :
EXCEED $125,000,000 FOR THE PURPOSES OF REFUNDING      :         04-0063
OR REFINANCING EVIDENCES OF SHORT-TERM DEBT.           :


                                      ORDER
                                      -----

By the Commission:

                                  INTRODUCTION

     On February 2, 2004, Interstate Power and Light Company ("IPL" or the "Company") filed a verified Informational Statement with the Illinois Commerce Commission ("Commission") pursuant to Section 6-102(d) of the Illinois Public Utilities Act ("Act"), 220 ILCS 5/1-101 et seq. IPL therein requests authority to issue and sell, on or after March 15, 2004, up to $125,000,000 aggregate principal amount of long-term debt securities. The Company will use at least 90% of the proceeds to repay short-term debt in the form of maturing commercial paper.

     On February 10, 2004, the Commission Staff ("Staff") filed an Answer to the Company's Informational Statement. On that date, IPL filed a Response to Staff's Answer.

                   STATUTORY AUTHORITY FOR PROPOSED FINANCING

     As explained more fully below, IPL states that its filing is governed by
Section 6-102(d) of the Act, and that Section 6-102(b) is not applicable to the proposed financing. In Subsection 6-102(b) of Section 6-102 of the Act, the first sentence provides as follows:

      (b) The provisions of this subsection (b) shall apply only to (1) any issuances of stock in a cumulative amount, exclusive of any issuances referred to in item (3), that are 10% or more in a calendar year or 20% or more in a 24-month period of the total common stockholders' equity or of the total amount of preferred stock outstanding, as the case may be, of the


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     public utility, and (2) to any issuances of bonds, notes or other evidences of indebtedness in a cumulative principal amount, exclusive of any issuances referred to in item (3), that are 10% or more in a calendar year or 20% or more in a 24-month period of the aggregate principal amount of bonds, notes and other evidences of indebtedness of the public utility outstanding, all as of the date of the issuance, but shall not apply to (3) any issuances of stock or of bonds, notes or other evidences of indebtedness 90% or more of the proceeds of which are to be used by the public utility for purposes of refunding, redeeming or refinancing outstanding issues of stock, bonds, notes or other evidences of indebtedness . . . .

Subsection 6-102(d) of Section 6-102 of the Act provides in part as follows:

      (d) Any issuance of stock or of bonds, notes or other evidences of indebtedness, other than issuances of notes pursuant to subsection (c) of this Section, which is not subject to subsection (b) of this Section, shall be regulated by the Commission as follows: the public utility shall file with the Commission, at least 15 days before the date of the issuance, an informational statement setting forth the type and amount of the issue and the purpose or purposes to which the issue or the proceeds thereof are to be applied. Prior to the date of the issuance specified in the public utility's filing, the Commission, if it finds that the issuance is not subject to subsection (b) of this Section, shall issue a written order in conformance with subsection (a) of this Section authorizing the issuance .
     . . .

                    NATURE AND PURPOSE OF PROPOSED FINANCING

     IPL is an Iowa corporation operating as a public utility in Illinois pursuant to the Act and as a public utility in Iowa and Minnesota. In Illinois, IPL supplies electric and gas service to customers in areas in the northwestern portion of the state.

     In this proceeding, the Company proposes to issue up to $125,000,000 of new long-term debt securities during the period beginning March 15, 2004 and ending June 30, 2004, in the form of unsecured debentures or secured first mortgage bonds with a maturity of no more than 31 years. IPL proposes to use at least 90% of the proceeds to repay short-term indebtedness in the form of maturing commercial paper. According to IPL, this short-term debt was incurred principally to finance the Company's construction program for the Emery Generating Station and to fund working capital requirements as well as other corporate purposes. As of February 4, 2004, the Company had outstanding commercial paper totaling $128,500,000.

     Projected capitalization ratios reflecting the proposed issuance of long-term debt are shown on page two of IPL's Informational Statement.


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     IPL indicates that any balance of the proceeds of the proposed long-term indebtedness will be used to pay fees and charges related to the borrowing, including the cost of issuance of the long-term debt securities, or for general corporate purposes.

     The proposed indebtedness will bear interest at a rate determined at the time of issuance in accordance with market rates for debt of similar type, maturity and credit quality. The proposed indebtedness will be issued at a discount or premium anticipated to be no more than 3.0% and will have such call provisions as are currently acceptable in the market place at the time of issuance for debt of similar quality and maturity. IPL represents that it will offer the proposed debt instruments for sale as registered securities in compliance with all relevant securities laws and regulations through underwriters in the public market.

     IPL submits that because more than 90% of the proceeds from the issuance of long-term debt securities will be used for the purpose of discharging short-term debt to fund the construction of the Emery Generating Station, the proposed issuance of long-term debt securities is not subject to subsection (b) of
Section 6-102 of the Act.

     The Company acknowledges that a fee will be due to the Commission with respect to the requested authorization of $125,000,000, because no fee was previously paid in connection with the short-term debt to be refunded. IPL says it will pay the required fee reflecting the percentage of IPL's property located in the State of Illinois no later than 30 days after service of the Commission's order authorizing the proposed financing. For purposes of the fee calculation, IPL stated in the Informational Statement that its property situated in the State of Illinois, as of December 31, 2003, constituted 2.313% of its total property wherever situated.

                        STAFF'S ANSWER AND IPL'S RESPONSE

     Staff reviewed the Company's Informational Statement and Article VI of the Act. In its Answer, Staff states that IPL's proposal is subject to Section 6-101 of the Act, which requires the Commission to provide proper identification numbers on the proposed indebtedness when issued. Staff notes that the Company requests one identification number.

     Staff states that IPL's proposal is not subject to Section 6-102(b) since at least 90% of the proceeds will be used for the purpose of refunding outstanding short-term indebtedness. Staff further observes that IPL's proposal is not subject to Subsection 6-102(c) of the Act.

     Staff agrees with IPL that IPLs proposal is subject to Section 6-102(d), which requires the Informational Statement filed by IPL and a Commission Order in conformance with Section 6-102(a).

     As indicated above, The Company will use at lest 90 percent of the proceeds from the sale of the securities to refund existing short-term debt. As of February 4, 2004, the Company had outstanding commercial paper totaling


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$128,500,000. It is anticipated that the interest rate of commercial paper to be refunded will average approximately 1.22%. According to Staff, the Company anticipates one issuance of senior notes with a 30-year maturity, and expects the interest rate to approximate 6.35% by the end of March 2004.

     Staff observes that pursuant to Section 6-108 of the Act, the Company is required to pay a fee in an amount equal to 24 cents for every $100 of the principal amount of debt authorized by the Commission to be applied to the purpose of refunding short term indebtedness issued without the consent of the Commission, prorated by the percentage of the Company's property situated in the State of Illinois. Staff states that the Company's ILCC Form 21 annual report for the period ending December 31, 2002 indicates that 2.36% of the Company's total property is situated in Illinois. Staff notes that the resulting required fee of $7,089 is to be paid no later than 30 days after service of the Commission Order authorizing the issuance of the proposed indebtedness.

     In conclusion, Staff recommends that the Commission issue an Order, pursuant to Section 6-102(d) of the Act, authorizing the transactions described in IPL's Informational Statement and identifying the applicable provisions of the Act and Administrative Code. Staff further recommends that the Commission direct IPL to comply with the reporting requirements of 83 Ill. Adm. Code 240.

     In IPL's Response to Staff's Answer, the Company does not object to the property allocator used by Staff in calculating the fee. IPL says that in the Informational Statement, it attempted to provide the Commission with the most current percentage of property located in Illinois, which IPL estimated to be 2.313% based on a 2003 cost of service study.

     IPL states that since it will not have an audited update of its ILCC Form 21 for 2003 until March of 2004, the Company does not object to use of its ILCC Form 21 for 2002.

                      COMMISSION'S ANALYSIS AND CONCLUSIONS

     Section 6-102 of the Act sets forth the Commission's authority to regulate the issuance of securities by a public utility. Specifically, Section 6-102(b) exempts the issuance of "stock or of bonds, notes or other evidences of indebtedness 90% or more of the proceeds of which are to be used by the public utility for purposes of refunding, redeeming or refinancing outstanding issues of stock, bonds, notes or other evidences of indebtedness" from the potentially more involved procedures available to the Commission to investigate issuances that fall within the purview of Section 6-102(b).

     According to the Company's Informational Statement, at least 90% of the proceeds of the proposed indebtedness will be used to either refund or refinance outstanding short-term debt. Accordingly, the Commission finds that the proposed issuance is exempt from Section 6-102(b) of the Act.


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     Under the procedures set forth in Section 6-102(d) of the Act, a public utility proposing any issuances of stock, bonds, notes or other evidences of indebtedness that are not subject to Section 6-102(b) must file with the Commission, at least 15 days before the date of issuance, an "informational statement setting forth the type and amount of the issue and the purpose or purposes to which the issue or the proceeds thereof are to be applied." A review of the Company's Informational Statement indicates that the Company properly filed such a statement initiating this proceeding, and that the Statement contains the information required by Section 6-102(d).

     Section 6-102(d) also provides that "[p]rior to the date of the issuance specified in the public utility's filing, the Commission, if it finds that the issuance is not subject to [Section 6-102(b)], shall issue a written order in conformance with [Section 6-102(a) of the Act] authorizing the issuance."
Section 6-102(a) of the Act requires that a Commission order authorizing the issuance of indebtedness must state the "amount thereof and the purpose or purposes to which the issue or the proceeds thereof are to be applied" and that the "money . . . to be procured or paid for by such issue is reasonably required for the purpose or purposes specified in the order."

     The Commission finds that the Company's proposed issuance and sale of up to $125,000,000 in long-term debt securities is reasonably required for the purposes indicated by IPL. Specifically, 90% or more of the proceeds will be required for the purpose of refunding or refinancing short-term indebtedness, which was incurred primarily to finance IPL's construction of the Emery Generating Station. Any remainder will be used to pay fees and charges related to the borrowing, including the cost of issuance of the long-term debt securities, to fund working capital requirements, or for general corporate purposes.

     Section 6-108 of the Act provides that the Commission shall charge every public utility specified fees in connection with an issuance of securities. The Commission finds that IPL is required to pay a fee of $7,089 pursuant to Section 6-108, using the allocation methodology proposed by Staff, no later than 30 days after service of this Order.

     Finally, the Commission notes that the Company must comply with 83 Ill. Adm. Code 240 (Reports of Issuance and Sale or Disposal of Securities and the Application of Proceeds), which requires public utilities to meet specified reporting requirements in connection with the issuance and sale of securities.

                        FINDINGS AND ORDERING PARAGRAPHS

     The Commission, having given due consideration to the record herein, is of the opinion and finds that:

     (1) Interstate Power and Light Company is a public utility within the meaning of the Public Utilities Act;


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     (2)  the Commission has jurisdiction over IPL and the subject matter of this proceeding;

     (3) the recitals of fact set forth in the prefatory portion of this Order are supported by the record and are hereby adopted as findings of fact;

     (4) IPL 's proposed issuance and sale of up to $125,000,000 of long-term debt securities, at least 90% of the proceeds of which shall be applied to the refunding or refinancing of outstanding short term indebtedness, with the proceeds to be used only in the manner described in Finding (5) below, is hereby approved in accordance with
          Section 6-102(d) of the Act;

     (5) all proceeds to be obtained from IPL's issuance and sale of long-term debt securities are reasonably required for the purpose of refunding or financing outstanding short-term indebtedness, to pay fees and charges related to the borrowing including the cost of issuance of the long-term debt securities, to fund working capital requirements, and for other corporate purposes; the total amount used to pay fees and charges related to the borrowing including the cost of issuance of the long-term debt securities, to fund working capital requirements and for other corporate purposes may not exceed $12,500,000 or 10 percent of the total proceeds from the issuance, whichever is less;

     (6) the funds to be obtained from the issuance of the long-term debt securities are reasonably required for the purposes described herein;

     (7) the proposed transactions are not subject to the provisions of Section 6-102(b) of the Act;

     (8) in accordance with Section 6-101 of the Act, IPL shall, before issuance and sale of the long-term debt securities described herein, cause the following to be placed on the face of such securities as may be issued by IPL: Ill. C.C. No. 6321;

     (9) IPL required to pay a fee of $7,089 in accordance with Section 6-108 of the Act; this fee shall be paid no later than thirty days after service of this Order;

     (10) IPL shall comply with the reporting requirements of 83 Ill. Adm. Code 240.

     IT IS THEREFORE ORDERED by the Commission that Interstate Power and Light Company's proposed issuance and sale of up to $125,000,000 aggregate principal amount of long-term debt, during the period beginning March 15, 2004 and ending June 30, 2004, the proceeds of which shall be used for only those purposes described in Findings (4) and (5) above, is hereby approved in accordance with
Section 6-102(d) of the Act.


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     IT IS FURTHER ORDERED that IPL shall comply with Findings (4) through (10)
of this Order.

     IT IS FURTHER ORDERED that subject to the provisions of Section 10-113 of the Public Utilities Act and 83 Ill. Adm. Code 200.880, this Order is final; it is not subject to the Administrative Review Law.

     By order of the Commission this 3rd day of March, 2004.


                                           (SIGNED) EDWARD C. HURLEY

                                                     Chairman